Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

TRACY B. MCKIBBEN APPOINTED TO ECOLAB BOARD

ST. PAUL, Minn. – Feb. 26, 2015 – The board of directors of Ecolab Inc. has appointed Tracy B. McKibben to the Ecolab board. Ms. McKibben, age 45, is founder and president of MAC Energy Advisors LLC, a consulting company that assists clients on alternative energy and clean technology investments, and strategic opportunities across a global platform.

Prior to founding MAC Energy Advisors in 2010, Ms. McKibben served as managing director and head of Environmental Banking Strategy for Citigroup Global Markets from 2007 to 2009. Prior to joining Citigroup, she served on the National Security Council at The White House from 2003 to 2007 as director of European Economic Affairs and European Union Relations, and as acting senior director for European Affairs. Before joining the National Security Council, Ms. McKibben held various senior advisory roles within the U.S. Department of Commerce from 2001 to 2003. She also serves as a director of ROI Acquisition Corp. II.

“We are very pleased to have Tracy join Ecolab’s board. Her background in the energy and financial sectors and her extensive public sector and international experience will be of great value to us and we look forward to her counsel and input,” said Ecolab Chairman and Chief Executive Officer Douglas M. Baker, Jr.

Ms. McKibben’s appointment increases the size of Ecolab’s board to 15 from 14 members.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2014 sales of $14 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

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Investor Contacts:

Michael Monahan   651.250.2809

Lisa Curran   651.250.2185

February 26, 2015

(ECL-C)